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Ciena Corporation

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Ciena Corporation
1201 Winterson Road
Linthicum, Maryland 21090

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MARCH 14, 2007

To the Shareholders of Ciena Corporation:

The 2007 Annual Meeting of Shareholders of Ciena Corporation will be held at the Baltimore Marriott Waterfront Hotel located at 700 Aliceanna Street in Baltimore, Maryland, on Wednesday, March 14, 2007 at 3:00 p.m. local time for the following purposes:

1. To elect three members of the Board of Directors to serve as Class I directors for three-year terms ending in 2010, or until their respective successors are elected and qualified;

2. To ratify the Board of Directors’ election of a Class III director in accordance with Ciena’s Principles of Corporate Governance;

3. To ratify the appointment of PricewaterhouseCoopers LLP as Ciena’s independent registered public accounting firm for the fiscal year ending October 31, 2007; and

4. To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments thereof.

Please complete, sign, date and return the enclosed proxy card as promptly as possible in the postage paid envelope provided. Shareholders of record may also vote by telephone or Internet by following the instructions on the enclosed proxy card. If you choose to attend the Annual Meeting, you may still vote your shares in person even though you have previously returned your proxy by mail, telephone or Internet. If your shares are held in a bank or brokerage account, please refer to the materials provided by your bank or broker for voting instructions. If you elected to receive our Proxy Statement and Annual Report to Shareholders over the Internet, you will not receive a paper proxy card and you should vote online, unless you cancel your enrollment. Shareholders may listen to a webcast of the Annual Meeting by following the instructions that will be available on the Investor Relations page of our website at www.ciena.com.

By Order of the Board of Directors,

Russell B. Stevenson, Jr.
Secretary

Linthicum, Maryland
January 26, 2007

CIENA CORPORATION
2007 Proxy Statement

Table of Contents

i

CIENA CORPORATION
1201 WINTERSON ROAD
LINTHICUM, MARYLAND 21090

PROXY STATEMENT

Annual Meeting of Shareholders
To Be Held March 14, 2007

We are furnishing this Proxy Statement to shareholders of Ciena Corporation, 1201 Winterson Road, Linthicum, Maryland 21090, in connection with the solicitation by the Board of Directors of Ciena of proxies to be voted at the Annual Meeting of Shareholders to be held at the Baltimore Marriott Waterfront Hotel located at 700 Aliceanna Street in Baltimore, Maryland, on Wednesday, March 14, 2007 at 3:00 p.m. local time, or at any adjournment thereof. This Proxy Statement, the proxy card and our Annual Report to Shareholders will be mailed on or about January 26, 2007, to each shareholder entitled to vote.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Who may vote at the Annual Meeting?

The Board of Directors has set January 19, 2007 as the record date for the Annual Meeting. If you were the owner of Ciena common stock at the close of business on January 19, 2007, you may vote at the Annual Meeting. You are entitled to one vote for each share of common stock you held on the record date, including shares:

•	held directly in your name with our transfer agent as a “shareholder of record”; and

•	held for you in an account with a broker, bank or other nominee (shares held in “street name”).

A list of shareholders entitled to vote at the Annual Meeting will be open to the examination of any shareholder, for any purpose germane to the Annual Meeting, during normal business hours for a period of ten days before the Annual Meeting at our corporate offices at 1201 Winterson Road, Linthicum, Maryland 21090, and at the time and place of the Annual Meeting.

How many shares must be present to hold the Annual Meeting?

A majority of our shares of common stock outstanding as of the record date must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. On the record date, there were 85,064,429 shares of Ciena common stock outstanding. Your shares are counted as present at the Annual Meeting if you:

•	are present and vote in person at the Annual Meeting; or

•	have properly submitted a proxy card prior to the Annual Meeting.

What proposals will be voted on at the Annual Meeting?

The items scheduled to be voted on at the Annual Meeting are:

•	the election of three Class I directors to the Board of Directors for three-year terms ending in 2010, or until their respective successors are elected and qualified;

•	the ratification of the Board of Directors’ election of a Class III director in accordance with Ciena’s Principles of Corporate Governance; and

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2007.

We are not currently aware of any other business to be acted upon at the Annual Meeting. If any other matters are properly submitted for consideration at the Annual Meeting, including any proposal to adjourn the Annual Meeting, the persons named as proxies shall vote the shares represented thereby in their discretion. Adjournment of the Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of common stock representing a majority of the votes present in person or by proxy at the Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Annual Meeting.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

•	“FOR” the election of the Class I director nominees named in this Proxy Statement;

•	“FOR” the ratification of the Board of Directors’ election of the Class III director in accordance with Ciena’s Principles of Corporate Governance; and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

How many votes are required to approve each proposal?

Directors are elected by a plurality of the votes cast at the Annual Meeting. This means that the nominees who receive the largest number of “FOR” votes cast will be elected as directors. Notwithstanding the foregoing, under our Principles of Corporate Governance, any nominee in an uncontested election who receives a greater number of “WITHHELD” votes than “FOR” votes, will tender his or her resignation promptly after certification of the shareholder vote, and will otherwise be subject to the procedures set forth in Ciena’s Principles of Corporate Governance, as more fully described under the heading “Election of Directors and Ciena’s Principles of Corporate Governance” in Proposal No. 1 below. Ciena’s Shareholders may not cumulate votes in the election of directors.

Approval of the ratification of the election of the Class III director named in this Proxy Statement and ratification of the appointment of our independent registered public accounting firm each require the affirmative vote of a majority of the total votes cast by holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on these proposals.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for our director nominees. If you withhold authority to vote with respect to any nominee, your shares will be counted for purposes of establishing a quorum, but will have no effect on the election of that nominee. However, under our Principles of Corporate Governance, if any nominee receives a greater number of “WITHHELD” votes than “FOR” votes, that nominee will tender his or her resignation, and will otherwise be subject to the procedures set forth in Ciena’s Principles of Corporate Governance, as more fully described under the heading “Election of Directors and Ciena’s Principles of Corporate Governance” in Proposal No. 1 below.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposals to be presented at the Annual Meeting and set forth in the Notice of Annual Meeting of Shareholders. If you abstain from voting on these proposals, your shares will be counted as present for purposes of establishing a quorum at the Annual Meeting. An abstention will not count as a vote for or against either the ratification of the election of our Class III director or the ratification of the appointment of our independent registered public accounting firm.

Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted for purposes of determining whether a proposal has been approved. Broker non-votes occur when brokers do not receive voting instructions from their customers and the broker does not have discretionary voting authority with respect to a proposal. If you hold shares through a broker, bank or other nominee and you do not give instructions as to how to vote, your broker may have authority to vote your shares on certain routine items but not on other items. Broker non-votes will not be counted for purposes of the election of directors and will have no effect on the outcome of the vote for the ratification of the election of our Class III director or the ratification of our independent registered public accounting firm.

The persons named as proxies are officers of Ciena. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted in accordance with the instructions contained therein. If you sign and submit your proxy card without voting instructions, your shares will be voted in accordance with the recommendations of the Board of Directors set forth above.

How do I vote my shares without attending the Annual Meeting?

Whether you are a “shareholder of record” or hold your shares in “street name,” you may direct your vote without attending the Annual Meeting in person. If you are a shareholder of record, you may vote by signing and dating your enclosed proxy card and mailing it in the postage-paid envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity. You may also vote by telephone or Internet by following the instructions on the enclosed proxy card.

If your shares are registered in the name of a bank or a brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms participate in the ADP Investor Communications Services online program. This program provides eligible shareholders that hold shares in “street name” the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your proxy materials will provide voting instructions. Eligible shareholders who elected to receive our Proxy Statement and Annual Report to Shareholders via the Internet will be receiving an e-mail on or about January 31, 2007 with information explaining how to access Annual Meeting materials and instructions for voting. If you provide specific voting instructions by mail, telephone or the Internet, your shares will be voted by your broker or nominee as you have directed.

How do I vote my shares in person at the Annual Meeting?

Even if you plan to attend the Annual Meeting, we encourage you to vote by signing, dating and returning the enclosed proxy card so your vote will be counted if you are unable to, or later decide not to, attend the Annual Meeting. If you are a shareholder of record, you may vote in person by marking and signing the ballot to be provided at the Annual Meeting. If you hold your shares in “street name,” you must obtain a proxy in your name from your bank, broker or other shareholder of record in order to vote by ballot at the Annual Meeting.

What happens if my shares are held in more than one account?

If your shares are held in more than one account, you will receive a proxy card (or other voting instructions if your shares are held in street name) for each account. To ensure that all of your shares in each account are voted, you must sign, date and return each proxy card you receive.

May I revoke my proxy and change my vote?

You may revoke your proxy at any time before it is voted by submitting a properly signed proxy card with a later date; delivering a written notice of revocation bearing a later date than your proxy card to Ciena Corporation, 1201 Winterson Road, Linthicum, Maryland 21090, Attention: Corporate Secretary; or voting in person at the Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

Ciena’s Board of Directors currently consists of nine members. The directors are divided into three classes, with each class serving on the Board of Directors for a staggered three-year term. Class I, whose term expires at the Annual Meeting, consists of Lawton W. Fitt, Patrick H. Nettles, Ph.D. and Michael J. Rowny. At the Annual

Meeting, three directors will be elected to fill positions in Class I. Each of the current Class I directors is a nominee for election at the Annual Meeting. The nomination of such directors to stand for election at the Annual Meeting has been recommended by the Governance and Nominations Committee and approved by the Board of Directors. Each of the nominees for Class I, if elected, will serve for a three-year term expiring at the 2010 Annual Meeting, or until their respective successors are elected and qualified.

Unless otherwise instructed on the proxy card, the persons named as proxies will vote the shares represented by each properly executed proxy “FOR” the election as directors of the persons named in this Proxy Statement as nominees. Each of the nominees has consented to serve if elected. However, if any of the persons nominated by the Board of Directors fails to stand for election, or declines to accept election, or is otherwise unavailable for election prior to our Annual Meeting, proxies solicited by our Board of Directors will be voted by the proxy holders for the election of any other person or persons as the Board of Directors may recommend, or our Board of Directors, at its option, may reduce the number of directors that constitute the entire Board of Directors.

The following tables present information, including age, term of office and business experience, for each person nominated for election as a Class I director and for those directors whose terms of office will continue after the Annual Meeting.

Director Nominees for Election to Class I with Terms Expiring in 2010

Lawton W. Fitt	Ms. Fitt, age 53, has served as a director of Ciena since November 2000. Since October 2006, Ms. Fitt has served as a senior advisor to GSC Group, Inc., an alternative asset investment management firm. From October 2002 to March 2005, Ms. Fitt served as Director of the Royal Academy of Arts in London. From 1979 to October 2002, Ms. Fitt was an investment banker with Goldman Sachs & Co., where she was a partner from 1994 to October 2002, and a managing director from 1996 to October 2002. Ms. Fitt is a director of Reuters PLC and Citizens Communications Company.

Patrick H. Nettles, Ph.D	Dr. Nettles, age 63, has served as a director of Ciena since April 1994 and as Executive Chairman of the Board of Ciena since May 2001. From October 2000 to May 2001, Dr. Nettles was Chairman of the Board and Chief Executive Officer of Ciena, and he was President and Chief Executive Officer from April 1994 to October 2000. Dr. Nettles serves as a Trustee for the California Institute of Technology and serves on the board of directors of Axcelis Technologies, Inc. and The Progressive Corporation. Dr. Nettles also serves on the board of directors of Carrius Technologies, Inc., a privately held company.

Michael J. Rowny	Mr. Rowny, age 56, has served as a director of Ciena since August 2004. Mr. Rowny has been Chairman of Rowny Capital, a private equity firm, since 1999. From 1994 to 1999, and previously from 1983 to 1986, Mr. Rowny was with MCI Communications in positions including President and Chief Executive Officer of MCI’s International Ventures, Alliances and Correspondent group, acting Chief Financial Officer, Senior Vice President of Finance, and Treasurer. Mr. Rowny serves on the board of directors of Neustar, Inc. Mr. Rowny also serves on the board of directors of Llamagraphics, Inc., a privately held company.

Class II Directors with Terms Expiring in 2008

Harvey B. Cash	Mr. Cash, age 68, has served as a director of Ciena since April 1994. Mr. Cash is a general partner of InterWest Partners, a venture capital firm in Menlo Park, California that he joined in 1985. Mr. Cash serves on the board of directors of First Acceptance Corp., i2 Technologies, Inc., Silicon Laboratories, Inc., Argonaut Group, Inc. and Staktek

Holdings, Inc. Mr. Cash also serves on the board of directors of Voyence Inc., a privately held company.

Judith M. O’Brien	Ms. O’Brien, age 56, has served as a director of Ciena since July 2000. Since November 2006, Ms. O’Brien has served as executive vice president of Obopay, Inc., a provider of a comprehensive U.S. mobile payment service. From February 2001 until October 2006, Ms. O’Brien served as a managing director at Incubic Venture Fund, a venture capital firm. From February 1984 until February 2001, Ms. O’Brien was a partner with Wilson Sonsini Goodrich & Rosati, where she specialized in corporate finance, mergers and acquisitions and general corporate matters. Ms. O’Brien serves on the board of directors of Adaptec, Inc. Ms. O’Brien also serves on the board of directors of AviaraDx, Inc., Grandis Inc. and Mistletoe Technologies, Inc., all of which are privately held companies.

Gary B. Smith	Mr. Smith, age 46, has served as Ciena’s President and Chief Executive Officer since May 2001 and has served as a director of Ciena since October 2000. Mr. Smith serves on the board of directors for CommVault Systems, Inc. and the American Electronics Association. Mr. Smith also serves as a member of the Global Information Infrastructure Commission.

Class III Directors with Terms Expiring in 2009

Stephen P. Bradley, Ph.D	Professor Bradley, age 65, has served as a director of Ciena since April 1998. Professor Bradley is the William Ziegler Professor of Business Administration and teaches Competitive and Corporate Strategy in the Advanced Management Program at the Harvard Business School. A member of the Harvard faculty since 1968, Professor Bradley is also Chairman of Harvard’s Executive Program in Competition and Strategy: Building and Sustaining Competitive Advantage. Professor Bradley serves on the board of directors of the Risk Management Foundation of the Harvard Medical Institutions and i2 Technologies, Inc.

Bruce L. Claflin	Mr. Claflin, age 55, has served as a director of Ciena since August 2006. Mr. Claflin served as president and Chief Executive Officer of 3Com Corporation, from January 2001 until his retirement in February 2006. Mr. Claflin joined 3Com as President and Chief Operating Officer in August 1998. Prior to 3Com, Mr. Claflin served as Senior Vice President and General Manager, Sales and Marketing, for Digital Equipment Corporation. Mr. Claflin also worked for 22 years at IBM, where he held various sales, marketing and management positions, including general manager of IBM PC Company’s worldwide research and development, product and brand management, as well as president of IBM PC Company Americas. Mr. Claflin also serves on the board of directors of Advanced Micro Devices.

Gerald H. Taylor	Mr. Taylor, age 65, has served as a director of Ciena since January 2000. Mr. Taylor has served as a Managing Member of mortonsgroup, LLC, a venture partnership specializing in telecommunications and information technology, since January 2000. From 1996 to 1998, Mr. Taylor was Chief Executive Officer of MCI Communications Corporation.

Election of Directors and Ciena’s Principles of Corporate Governance

As noted above, Ciena’s directors are elected by a plurality of the votes cast at the Annual Meeting. This means that the nominees who receive the largest number of “FOR” votes cast will be elected as directors.

Notwithstanding the plurality voting standard for election of directors, Ciena’s Principles of Corporate Governance provides that any nominee in an uncontested election who receives a greater number of votes “WITHHELD” than cast “FOR” his or her election will tender his or her resignation promptly after certification of the shareholder vote. The Governance and Nominations Committee would then consider the nominee’s resignation and make a recommendation to the Board on whether to accept or reject the resignation. In making its recommendation, the Governance and Nominations Committee will consider all factors it deems relevant, including the stated reasons shareholders withheld their votes, the length of service and qualifications of the director, the director’s contributions to Ciena and Ciena’s Principles of Corporate Governance. The Board of Directors is required to act on the Governance and Nominations Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting. Promptly following the Board’s decision, Ciena will file a Form 8-K with the SEC disclosing the nature of the Board’s decision, providing an explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the director’s resignation. To the extent that one or more director resignations are accepted by the Board, the Governance and Nominations Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board of Directors.

Any director who tenders his or her resignation pursuant to Ciena’s Principles of Corporate Governance will not participate in the recommendation of the Governance and Nominations Committee or the decision of the Board on the resignation. If a majority of the members of the Governance and Nominations Committee have been required to tender their resignations because of the application of this provision, then the remaining independent directors will appoint a special committee from among themselves for the purpose of considering the resignations and recommending whether to accept or reject them.

Proposal No. 1 — Recommendation of the Board of Directors

The Board of Directors recommends that Ciena shareholders vote “FOR” the election of the three Class I nominees listed above.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Independent Directors

The Board of Directors has determined that, with the exception of Dr. Nettles and Mr. Smith, both of whom are employees of Ciena, all of its members are “independent directors” as that term is defined in the listing standards of The NASDAQ Stock Market.

Communicating with the Board of Directors

The Board of Directors has adopted a procedure for receiving and addressing communications from shareholders. Shareholders may send written communications to the entire Board of Directors or to any of its committees, addressing them to Ciena Corporation, 1201 Winterson Road, Linthicum, Maryland 21090, Attention: Corporate Secretary. Communications by e-mail should be addressed to ir@ciena.com and marked “Attention: Corporate Secretary” in the “Subject” field.

Codes of Ethics

Ciena has adopted a Code of Business Conduct and Ethics that is applicable to all of its directors, officers and employees. The Code of Business Conduct and Ethics reflects Ciena’s policy of dealing with all persons, including its customers, employees, investors, and suppliers, with honesty and integrity. Ciena has also adopted a Code of Ethics for Senior Financial Officers that is specifically applicable to Ciena’s Chief Executive Officer, Chief Financial Officer and Controller. Its purpose is to promote honest and ethical conduct and compliance with the law, particularly as related to the maintenance of Ciena’s financial records and the preparation of financial statements filed with the Securities and Exchange Commission. Ciena’s Code of Ethics for Senior Financial Officers complies with the requirements of Section 406(c) of the Sarbanes-Oxley Act. A copy of Ciena’s Code of Ethics for Senior Financial Officers and Code of Business Conduct and Ethics can each be found on the Corporate Governance page of our website at www.ciena.com. You may also obtain copies of these documents without charge by writing to: Ciena Corporation, 1201 Winterson Road, Linthicum, Maryland 21090, Attention: Corporate Secretary.

Principles of Corporate Governance

During 2006, the Governance and Nominations Committee reviewed Ciena’s governance policies and the Board of Directors modified Ciena’s Principles of Corporate Governance to include additional information on the role and responsibilities of Ciena’s lead independent director. In addition to the Board’s policy on voting standards for election of directors described above, Ciena’s Principles of Corporate Governance include Ciena’s corporate governance principles regarding the composition, structure, interaction and operation of the Board of Directors, including as follows:

Selection of Board Members; Vacancies.  For so long as the Board of Directors is classified, the Board shall endeavor, where reasonably practicable, to appoint nominees for vacancies or newly created directorships to the class of director that will stand for election at the next annual meeting of Ciena’s shareholders. If appointment to this class is not reasonably practicable, the Board will submit the election of the director to the class so appointed by the Board for ratification by shareholders at the next annual meeting. If shareholders fail to ratify the election of the newly appointed director at the next annual meeting, the newly appointed director shall tender his or her resignation for consideration by the Board of Directors. Mr. Claflin’s election by the Board of Directors in August 2004 is subject to ratification at the Annual Meeting. See Proposal No. 2 “Ratification of the Board of Directors’ Election of a Class III Director in accordance with Ciena’s Principles of Corporate Governance” below.

Service on Other Boards of Directors.  Ciena’s Board of Directors believes that directors should not serve on more than four other boards of public companies in addition to Ciena’s Board of Directors. Ciena directors serving at the time of the adoption of this requirement may maintain directorships in excess of this limit unless the Board determines that doing so would impair the director’s service on Ciena’s Board of Directors. In the event that a director wishes to join the Board of another public company in excess of the limit above, the Board, in its sole discretion, shall determine whether service on the additional board of directors is likely to interfere with the performance of the director’s duties to Ciena, taking into account the individual, the nature of his or her other activities and such other factors or considerations as the Board of Directors deems relevant. In selecting nominees for membership, the Governance and Nominations Committee and the Board of Directors will take into account the other demands on the time of a candidate, and avoid candidates whose other responsibilities might interfere with effective service on Ciena’s Board of Directors.

Change in Principal Occupation of Director.  In some cases, when a director changes his or her principal occupation, the change may result in an increased workload, actual or apparent conflicts of interest, or other consequences that may affect his or her ability to continue to serve on Ciena’s Board of Directors. As a result, the Board of Directors has determined that when a director substantially changes his or her principal occupation, including by retirement, that director shall tender his or her resignation to the Board of Directors. The Governance and Nominations Committee will weigh such factors as it deems relevant and recommend to the Board of Directors whether the resignation should be accepted, and the Board shall act promptly on the matter.

Director Stock Ownership Requirements.  All non-employee directors are required to hold at least 3,200 shares of Ciena’s common stock and/or units while serving as a director. New directors and directors serving at the time of the adoption of this requirement will have three years to attain the director stock ownership threshold. Shares or units held or beneficially owned by a director, including under any applicable equity plan, are included in determining whether this minimum ownership requirement has been met. Ciena’s Board of Directors recognizes that exceptions to this policy may be necessary or appropriate in individual cases, and may approve exceptions from time to time as it deems appropriate and in the interest of Ciena and its shareholders.

Lead Independent Director.  The Lead Independent Director serves as principal liaison on Board-wide issues between the independent directors and the Executive Chairman and coordinates the activities of the other independent directors. The Lead Independent Director approves meeting schedules and agendas, as well as the quality, quantity and timeliness of information sent to the Board. The Lead Independent Director has the responsibility and authority to preside at all meetings of the Board at which the Executive Chairman is not present, including executive sessions of the independent directors. The Lead Independent Director may also recommend the retention of outside advisors and consultants who report directly to the Board of Directors. If requested by shareholders, when appropriate, the Lead Independent Director shall also be available for consultation and direct communication.

A complete copy of Ciena’s revised Principles of Corporate Governance is available on the Corporate Governance page of Ciena’s website at www.ciena.com.

Committees of the Board of Directors and Meetings

During fiscal 2006, the Board of Directors held six meetings. The Board of Directors currently has three standing committees, each consisting entirely of independent directors, as defined by The NASDAQ Stock Market:

•	the Audit Committee, which held seven meetings during fiscal 2006;

•	the Compensation Committee, which held four meetings during fiscal 2006; and

•	the Governance and Nominations Committee, which held four meetings during fiscal 2006.

Mr. Taylor attended four of the six meetings of the Board of Directors. Otherwise, all of the directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the committees on which they served during fiscal 2006. Two members of the Board of Directors attended Ciena’s 2006 Annual Meeting of Shareholders. Ciena encourages, but does not require, members of the Board of Directors to attend the Annual Meeting of Shareholders. Each of the three standing committees of the Board of Directors has a written charter, copies of which can be found on the Corporate Governance page of Ciena’s website at www.ciena.com.

Committee Composition

The table below details the composition of the committees of Ciena’s Board of Directors as of the date of this Proxy Statement. Mr. Claflin was appointed to the Audit Committee in December 2006 and did not serve on the Audit Committee during fiscal 2006. Mr. Smith and Dr. Nettles do not serve on committees of the Board of Directors.

Governance and
	Audit	Compensation	Nominations
Director Name	Committee	Committee	Committee
Stephen P. Bradley, Ph.D.	X		X
Harvey B. Cash		X	Chairperson
Bruce L. Claflin	X
Lawton W. Fitt	Chairperson
Judith M. O’Brien		Chairperson	X
Michael J. Rowny	X
Gerald H. Taylor		X

Audit Committee

The Audit Committee falls within the definition of “audit committee” under Section 3(a)(58)(A) of the Securities Exchange Act of 1934. In addition to meeting The NASDAQ Stock Market’s tests for director independence, directors on audit committees must meet two basic criteria set forth in the SEC’s rules. First, audit committee members are barred from accepting, directly or indirectly, any consulting, advisory or other compensatory fee from the company or an affiliate of the company, other than in the member’s capacity as a member of the Board of Directors and any Board committee. Second, a member of an audit committee may not be an affiliated person of the company or any subsidiary of the company apart from his or her capacity as a member of the Board and any Board committee. The Board of Directors has determined that each member of the Audit Committee meets these independence requirements, in addition to the independence criteria established by The NASDAQ Stock Market. The Board of Directors has determined that Mr. Rowny is an “audit committee financial expert” as defined in Item 401 of Regulation S-K.

Among its responsibilities, the Audit Committee appoints and establishes the compensation for Ciena’s independent registered public accounting firm, approves in advance all engagements with Ciena’s independent registered public accounting firm to perform audit and non-audit services, reviews and approves the procedures used by Ciena to prepare its periodic reports, reviews and approves Ciena’s critical accounting policies, discusses the plans and reviews results of the audit engagement with Ciena’s independent registered public accounting firm, reviews the independence of Ciena’s independent registered public accounting firm, and oversees Ciena’s internal audit function and Ciena’s accounting processes, including the adequacy of its internal controls over financial reporting. Ciena’s independent registered public accounting firm and internal audit department report directly to the Audit Committee. To assist it in carrying out its responsibilities, the Audit Committee is authorized to retain the services of independent advisors.

Compensation Committee

The Compensation Committee advises and assists management in developing Ciena’s overall compensation strategy to assure that it promotes shareholder interests, supports Ciena’s strategic and tactical objectives, and provides for appropriate rewards and incentives for Ciena’s management and employees. As part of that responsibility, the Compensation Committee reviews and approves the structure of Ciena’s bonus plans and administers Ciena’s stock option plans. To assist it in carrying out its responsibilities, the Compensation Committee is authorized to retain the services of independent advisors.

At the end of each fiscal year, the Compensation Committee evaluates the performance of the Executive Chairman and the Chief Executive Officer and establishes their compensation for the next fiscal year. The Compensation Committee also reviews with the Chief Executive Officer the performance of the other executive officers and approves their compensation for the next fiscal year.

Governance and Nominations Committee

The Governance and Nominations Committee reviews, develops and makes recommendations to the Board of Directors regarding various aspects of the Board of Directors’ and Ciena’s governance processes and procedures. It also recommends candidates for election to fill vacancies on the Board of Directors, including nomination for re-election of directors whose terms are due to expire. The Governance and Nominations Committee is also responsible for making recommendations to the Board of Directors regarding the compensation of its non-employee members.

In discharging its responsibilities to nominate candidates for election to the Board of Directors, the Governance and Nominations Committee endeavors to identify, recruit and nominate candidates characterized by wisdom, maturity, sound judgment, excellent business skills and high integrity. The Governance and Nominations Committee seeks to assure that the Board of Directors is composed of individuals of diverse backgrounds who have a variety of complementary experience, training and relationships relevant to Ciena’s needs. In nominating candidates to fill vacancies created by the expiration of the term of a member of the Board of Directors, the Governance and Nominations Committee determines whether the incumbent director is willing to stand for re-election. If so, the Governance and Nominations Committee evaluates his or her performance in office to determine suitability for continued service, taking into consideration the value of continuity and familiarity with Ciena’s business. In addition, the Governance and Nominations Committee considers recommendations for nomination from any reasonable source, including Ciena’s officers, directors and shareholders according to the foregoing standards. When appropriate, the Governance and Nominations Committee may retain executive recruitment firms to assist in identifying suitable candidates. Shareholders who wish to suggest potential nominees may address their suggestions in writing to Ciena Corporation, 1201 Winterson Road, Linthicum, Maryland 21090, Attention: Corporate Secretary.

Director Compensation

The compensation of the Board of Directors is determined by the Governance and Nominations Committee. Non-employee members of the Board of Directors currently receive cash and equity compensation in connection with their service to Ciena.

Cash Compensation.  In December 2006, the Board of Directors approved revised cash compensation effective as of the date of this year’s Annual Meeting. Non-employee members of the Board of Directors receive cash compensation in the form of the annual retainers and attendance fees per meeting of the Board of Directors and its committees as set forth below:

	Cash Compensation
	Fiscal 2006	Fiscal 2007

Annual Retainer for Each Non-Employee Director	$20,000	$25,000
Additional Lead Outside Director Retainer	$7,500	$7,500
Audit Committee Chairperson Retainer	$7,500	$20,000
Other Committee Chairperson Retainer	—	$7,500
Board Meeting Attendance	$1,500	$1,500
Board Meeting Attendance (telephonic)	—	$500
Audit Committee Meeting Attendance (in person)	$3,000 (Chairperson)	$2,000 (Chairperson)
	$2,000 (other directors)	$2,000 (other directors)
Other Committee Meeting Attendance (in person)	$1,500 (Chairperson)	$1,000 (Chairperson)
	$1,000 (other directors)	$1,000 (other directors)
All Committee Meeting Attendance (telephonic)	$500	$500

Ciena also reimburses each non-employee member of the Board of Directors for out-of-pocket expenses incurred in connection with attendance at meetings.

During fiscal 2006, the following non-employee directors earned cash compensation for their service on the Board of Directors as set forth below:

Cash Compensation
Director Name	Fiscal 2006

Stephen P. Bradley, Ph.D.	$39,500
Harvey B. Cash	$43,500
Bruce L. Claflin	$6,500
Lawton W. Fitt	$47,000
Judith M. O’Brien	$36,000
Michael J. Rowny	$35,500
Gerald H. Taylor	$30,000

Equity Compensation.  At the Annual Meeting held on March 15, 2006, each non-employee director and Dr. Nettles received a stock option grant to purchase 3,214 shares of common stock at an exercise price of $37.45 per share, the closing price per share of Ciena common stock on The NASDAQ Stock Market on the date of grant. Each non-employee director and Dr. Nettles also received a restricted stock unit award for 1,071 shares of common stock. Each award vests in full on the first anniversary of the date of grant. Upon joining the Board in August 2006, Mr. Claflin received a stock option grant to purchase 6,428 shares of common stock at an exercise price of $30.17, the closing price per share of Ciena common stock on The NASDAQ Stock Market on the date of grant, and a restricted stock unit award for 2,142 shares. Each equity award vests in thirds annually over a three-year period.

In December 2006, the Board of Directors approved revised equity compensation for the non-employee members of the Board of Directors and Dr. Nettles as set forth below. Initial equity awards made upon joining the

Board of Directors vest in thirds annually over a period of three years and annual awards vest in full on the first anniversary of the date of grant.

Equity Compensation
	Fiscal 2006	Fiscal 2007

Initial Restricted Stock Unit Grant	2,142 shares	6,500 shares
Initial Stock Option Grant	6,428 shares	—
Annual Restricted Stock Unit Grant	1,071 shares	3,250 shares
Annual Stock Option Grant	3,214 shares	—

The modifications to the equity compensation of the Board above will be effective upon this year’s Annual Meeting.

PROPOSAL NO. 2

RATIFICATION OF THE BOARD OF DIRECTORS’ ELECTION OF A CLASS III DIRECTOR IN ACCORDANCE WITH CIENA’S PRINCIPLES OF CORPORATE GOVERNANCE

Following a search by the Governance and Nominations Committee to identify someone to fill the Class III Board seat that became vacant after the 2006 Annual Meeting, the Committee nominated and the Board of Directors elected Mr. Claflin on August 30, 2006 in accordance with Ciena’s bylaws. In electing Mr. Claflin, the Board deemed it in the best interest of Ciena and its shareholders to appoint Mr. Claflin to Class III, such that each class of Ciena’s Board of Directors consisted of three directors. Directors serving in Class III, serve until the 2009 annual meeting, or until their successors are duly elected and qualified. Information regarding Mr. Claflin and his business experience can be found under Proposal No. 1 above.

Pursuant to Section 8 of Ciena’s Principles of Corporate Governance below, the election of any director appointed to fill a vacant Board seat in a class other than the class of directors whose term expires at the next annual meeting, is subject to ratification by shareholders at the next annual meeting of shareholders.

8.	Selection of Board Members; Vacancies. The Board is responsible for filling vacancies in its membership, replacing directors who are unable to continue to serve effectively, and nominating candidates to stand for election at the annual meeting of stockholders. The Board has delegated to the Governance and Nominations Committee the process of identifying and screening candidates when a vacancy is to be filled and making preliminary recommendations for nominations. For so long as the Board of Directors is classified, the Board shall endeavor, where reasonably practicable, to appoint nominees for vacancies or newly created directorships to such class of director that will stand for election at the next annual meeting of the Corporation’s stockholders. If appointment to such class is not reasonably practicable, the election of the newly appointed director, to serve in the class to which he or she was appointed, will be ratified at the next annual meeting of the Corporation’s stockholders, notwithstanding that other directors serving in that class are not required to stand for election. If the election of the newly appointed director fails to be ratified at the next annual meeting of the Corporation’s stockholders, he or she shall tender his or her resignation to the Board.

Ciena’s charter, bylaws and Delaware law do not require that shareholders ratify the election of directors appointed by the Board of Directors to fill a vacancy in any class, and as a matter of Delaware law the shareholder ratification vote is not binding on any person. The Board of Directors is seeking ratification of the election of Mr. Claflin in accordance with Ciena’s Principles of Corporate Governance and because it believes seeking ratification is a matter of good corporate governance. If shareholders fail to ratify the appointment, the Principles of Corporate Governance state that Mr. Claflin shall tender his resignation to the Board and Mr. Claflin has agreed to do so. If this occurs, the Board of Directors, in its sole discretion, will determine whether or not accepting such resignation would be in the best interests of Ciena and its shareholders. The Board of Directors has determined that, consistent with Section 16 of Ciena’s Principles of Corporate Governance described under Proposal 1 above, the shareholder ratification will only be deemed effective if more votes are cast “FOR” than “AGAINST” the ratification proposal.

Proposal No. 2 — Recommendation of the Board of Directors

The Board of Directors recommends that Ciena shareholders vote “FOR” the ratification of the election by the Board of Directors of Mr. Claflin as a Class III director in accordance with Ciena’s Principles of Corporate Governance.

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit Ciena’s consolidated financial statements for the fiscal year ending October 31, 2007, and is asking shareholders to ratify this appointment at the Annual Meeting.

PwC has audited our consolidated financial statements annually since Ciena’s incorporation in 1992. A representative of PwC is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions. In making its recommendation to the Board of Directors to select PwC as Ciena’s independent registered public accounting firm for fiscal 2007, the Audit Committee has considered whether the non-audit services provided by PwC are compatible with maintaining the independence of PwC. Information regarding fees billed by PwC for our 2005 and 2006 fiscal years is set forth under the heading “Relationship with Independent Registered Public Accounting Firm” below.

Our bylaws do not require that shareholders ratify the appointment of our independent registered public accounting firm. We are seeking ratification because we believe it is a matter of good corporate governance. In the event that shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain PwC, but may ultimately determine to retain PwC as our independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Ciena and its shareholders.

Proposal No. 3 — Recommendation of the Board of Directors

The Board of Directors recommends that Ciena shareholders vote “FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for the current fiscal year.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table shows the fees that were billed to Ciena by PwC for professional services rendered for the fiscal years ended October 31, 2005 and 2006. In compliance with the Audit Committee’s internal policy and auditor independence rules of the SEC, all audit and permissible non-audit services provided by PwC to Ciena for the fiscal years ended October 31, 2005 and 2006 were pre-approved by the Audit Committee.

Fee Category	2005	2006

Audit Fees	$2,014,000	$2,046,149
Audit-Related Fees	$—	$86,985
Tax Fees	$91,000	$66,672
All Other Fees	$—	$—

Total Fees	$2,105,000	$2,199,806

Audit Fees

This category of the table above includes fees for the audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements. The preparation of Ciena’s audited financial statements includes compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the preparation, by PwC, of an attestation report expressing its opinion regarding management’s assessment of our internal control over financial reporting and on the effectiveness of our internal control over financial reporting. As a result, audit fees for fiscal 2005 and 2006 reflect PwC’s integrated audit of our financial statements and our internal control over financial reporting as of the end of each fiscal year.

Audit-Related Fees

This category of the table above includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included above under “Audit Fees.” For fiscal 2006, audit related fees include services in connection with Ciena’s convertible note offering. Ciena did not incur any audit related fees during fiscal 2005.

Tax Fees

This category of the table above includes fees for tax compliance, tax advice, and tax planning. These services for fiscal 2005 and fiscal 2006 include tax return preparation, expatriate tax services and international VAT tax planning.

All Other Fees

This category of the table above includes fees for services provided by PwC that are not included in the service categories reported above. Ciena did not incur any other fees during fiscal 2005 or fiscal 2006.

Pre-Approval of Services

The Audit Committee pre-approves all services, including both audit and non-audit services, provided by our independent registered public accounting firm. For audit services (including statutory audit engagements as required under local country laws), each year our independent registered public accounting firm provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year, which must be accepted by the Audit Committee before the audit commences. Our independent registered public accounting firm also submits an audit services fee proposal, which also must be approved by the Audit Committee before the audit commences.

Each year, management also submits to the Audit Committee a list of non-audit services that it recommends the independent registered public accounting firm be engaged to provide and an estimate of the fees to be paid for each. Management and the independent registered public accounting firm must each confirm to the Audit Committee that the performance of the non-audit services on the list would not compromise the independence of our registered public accounting firm and would be permissible under applicable legal requirements. The Audit Committee must approve both the list of non-audit services and the budget for each such service before commencement of the work. Our management and our independent registered public accounting firm report to the Audit Committee at each of its regular meetings as to the non-audit services actually provided by the independent registered public accounting firm and the approximate fees incurred by Ciena for those services.

To ensure prompt handling of unexpected matters, the Audit Committee has authorized its Chairperson to amend or modify the list of approved permissible non-audit services and fees. If the Chairperson exercises this delegation of authority, she reports the action taken to the Audit Committee at its next regular meeting.

All audit and permissible non-audit services provided by PwC to Ciena for the fiscal years ended October 31, 2005 and 2006 were pre-approved by the Audit Committee.

OWNERSHIP OF SECURITIES

The following table sets forth, as of December 31, 2006, the beneficial ownership of Ciena’s common stock for the following persons:

•	all shareholders known by us to own beneficially more than 5% of our common stock;

•	our Chief Executive Officer and the other Named Executive Officers (as that term is defined in the Summary Compensation Table included in this Proxy Statement);

•	each of our directors; and

•	all of our directors and executive officers as a group.

Certain information in the table concerning beneficial owners other than our directors and executive officers is based on information contained in filings made by such beneficial owners with the Securities and Exchange Commission.

Pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, shares are deemed to be beneficially owned by a person on a particular date if that person has the right to acquire shares (for example, upon exercise of an option) within sixty days of that date. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares held by any person in the table below does not necessarily reflect the person’s actual voting power. As of December 31, 2006, there were 84,993,768 shares of Ciena common stock outstanding.

	Number		Beneficial	Percent of
	of Shares	Right to	Ownership	Outstanding
Name of Beneficial Owner	Owned(1)	Acquire(2)	Total(3)	Shares

FMR Corp.(4)	8,848,136	534,586	9,382,722	11.0%
Patrick H. Nettles, Ph.D.	349,557	176,112	525,669	*
Gary B. Smith	32	437,668	437,700	*
Stephen B. Alexander(5)	30,077	184,820	214,897	*
Michael G. Aquino	902	64,488	65,390	*
Joseph R. Chinnici(6)	14,736	140,274	155,010	*
Arthur D. Smith, Ph.D.	8,540	123,544	132,084	*
Stephen P. Bradley, Ph.D.	5,714	47,212	52,926	*
Harvey B. Cash(7)	54,128	31,498	85,626	*
Bruce L. Claflin	—	—	—	*
Lawton W. Fitt	—	34,122	34,122	*
Judith M. O’Brien(8)	4,231	33,636	37,867	*
Michael J. Rowny	—	7,380	7,380	*
Gerald H. Taylor	286	32,645	32,931	*
All executive officers and directors as a group (15 persons)	476,872	1,519,761	1,996,633	2.3%

*	Represents less than 1%.

(1)	Excludes shares that may be acquired through the exercise of stock options, the vesting of restricted stock units or other convertible equity awards.

(2)	Except as otherwise set forth in the footnotes below, represents shares of common stock that can be acquired upon the exercise of stock options and vesting of restricted stock units within sixty days of December 31, 2006.

(3)	Except as indicated in the footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

(4)	Shareholder’s address is 82 Devonshire Street, Boston, MA 02109. Ownership information is based solely on a Schedule 13G/A, filed jointly by FMR Corp. (“FMR”) and Edward C. Johnson 3d with the Securities and Exchange Commission on October 10, 2006, and reflects their beneficial ownership as of September 30, 2006. Based on the Schedule 13G/A, FMR is the parent holding company of Fidelity Management & Research Company (“Fidelity”). By acting as investment adviser to various investment companies, Fidelity is the beneficial owner of 9,111,872 shares of Ciena’s common stock, or 10.7% of the outstanding shares of Ciena common stock at December 31, 2006. Shares included in the “Right to Acquire” column above reflect shares of common stock issuable upon conversion of Ciena’s outstanding convertible notes held by Fidelity and another subsidiary of FMR as reported on Schedule 13G/A.

(5)	Voting and investment power is shared with Mr. Alexander’s spouse.

(6)	Includes 8,176 shares of stock held by a trust, of which Mr. Chinnici’s spouse is the beneficiary.

(7)	Includes 31,640 shares of common stock owned by InterWest Partners VI, L.P. and 1,003 shares owned by InterWest Investors VI, L.P., which Mr. Cash may be deemed to beneficially own by virtue of his status as a Managing Director of InterWest Management Partners VI, LLC, which is the general partner of each limited partnership. Mr. Cash disclaims beneficial ownership of these shares except to the extent of his proportionate partnership interest therein.

(8)	Voting and investment power is shared with Ms. O’Brien’s spouse.

COMPENSATION AND OTHER INFORMATION CONCERNING EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth the compensation information for Ciena’s fiscal years ended October 31, 2004, 2005 and 2006 for Ciena’s Chief Executive Officer and the other four highest-paid executive officers as of October 31, 2006. The following table also discloses compensation information for Ciena’s Executive Chairman. The individuals included in the compensation information below are collectively referred to as the “Named Executive Officers.” Information in the table below regarding Restricted Stock Unit Awards reflects the dollar value of the shares subject to the grant based upon the closing price per share of Ciena common stock on the grant date. Additional information regarding the value of unvested restricted stock units as of the end of fiscal 2006 is set forth in the footnotes to the table below.

					Long-Term Compensation
					Awards
					Restricted	Securities
	Annual Compensation				Stock Unit	Underlying	All Other
Name and Principal Position	Year	Salary		Bonus	Award(s)(1)	Options	Compensation(3)

Patrick H. Nettles, Ph.D.	2006	$300,000		—	$40,109 (2)	3,214 (2)	$14,355
Executive Chairman of the	2005	$300,000		—	—	—	$11,701
Board of Directors	2004	$300,000		—	—	42,857	$12,012
Gary B. Smith	2006	$500,000		$312,500	$1,179,990	107,142	$7,183
President, Chief Executive	2005	$528,846		—	—	100,000	$6,737
Officer and Director	2004	$650,000		—	$405,600	32,857	$6,662
Stephen B. Alexander	2006	$325,000		$101,563	$471,976	39,285	$3,678
Senior Vice President and	2005	$300,000		—	—	35,714	$3,438
Chief Technology Officer	2004	$300,000		—	$94,640	7,857	$3,342
Michael G. Aquino	2006	$487,410	(4)	—	$336,741	28,571	$3,778
Senior Vice President, Worldwide Sales
Joseph R. Chinnici	2006	$350,000		$164,063	$353,974	35,714	$8,141
Senior Vice President,	2005	$350,000		—	—	35,714	$7,538
Finance and Chief	2004	$350,000		—	$94,640	7,857	$9,463
Financial Officer
Arthur D. Smith, Ph.D.	2006	$325,000		$101,563	$471,976	46,428	$4,449
Chief Operating Officer	2005	$275,000		—	—	35,714	$4,159
	2004	$275,000		—	$74,339	6,000	$4,474

(1)	For fiscal 2006, information includes the value of restricted stock units and performance stock units, based on the closing price per share on the date of grant. Restricted stock units were granted on November 1, 2005 in the following amounts: 46,428 shares to Mr. Smith, 21,428 shares to Mr. Alexander, 14,285 shares to Mr. Chinnici and 21,428 shares to Dr. Smith. A restricted stock unit for 10,714 shares was issued to Mr. Aquino on June 1, 2006. Restricted stock units vest as to one-sixteenth of the grant amount on the last day of each fiscal quarter over a four-year period from the date of grant. Based on the $23.59 closing price per share of Ciena common stock on October 27, 2006, at the end of fiscal 2006 the aggregate remaining unvested restricted stock units held by each Named Executive Officer were as follows: 40,538 restricted stock units with a value of $956,291 held by Mr. Smith, 17,406 restricted stock units with a value of $410,608 held by Mr. Alexander, 9,376 restricted stock units with a value of $221,180 held by Mr. Aquino, 12,050 restricted stock units with a value of $284,260 held by Mr. Chinnici, and 17,120 restricted stock units with a value of $403,861 held by Dr. Smith. Unvested restricted stock units vest upon a termination of service due to death or disability. Performance stock units were granted on November 1, 2005 in the following amounts: 25,000 shares to Mr. Smith, and 7,142 shares to each of Mr. Alexander, Mr. Chinnici and Dr. Smith. Performance stock units vested in their entirety during fiscal 2006 upon Ciena’s achievement of certain corporate financial measures.

(2)	Reflects equity compensation payable for service on the Board of Directors. Based on the $23.59 closing price per share of Ciena common stock on October 27, 2006, the 1,071 aggregate remaining unvested restricted stock units held by Dr. Nettles had a dollar value of $25,265 at the end of fiscal 2006.

(3)	Includes the following for fiscal 2006:

(a)	life insurance premiums, paid by Ciena on behalf of all employees, in the amount of $3,564 to Dr. Nettles, $810 to Mr. Smith, $810 to Mr. Alexander, $1,053 to Mr. Aquino, $1,242 to Mr. Chinnici and $532 to Dr. Smith for group term life insurance coverage equal to two times annual salary and bonus, up to a maximum of $500,000;

(b)	additional life insurance premium of $199 for Mr. Smith pursuant to a supplemental term life insurance policy that offers $235,000 in additional coverage;

(c)	long-term disability premiums, paid by Ciena on behalf of all employees, in the amount of $570 for Dr. Nettles, $855 for Mr. Smith, $618 for Mr. Alexander, $475 for Mr. Aquino, $665 for Mr. Chinnici and $618 for Dr. Smith;

(d)	supplemental long-term disability premiums of $6,921 for Dr. Nettles, $2,019 for Mr. Smith, and $3,084 for Mr. Chinnici, paid by Ciena on their respective behalf, pursuant to executive long-term disability insurance policies held by those individuals; and

(e)	401(k) plan matching contributions, available to all employees, paid by Ciena in the amount of $3,300 to Dr. Nettles, Mr. Smith and Dr. Smith, $2,250 to Mr. Alexander and Mr. Aquino, and $3,150 to Mr. Chinnici.

(4)	Includes sales commissions of $237,410 earned by Mr. Aquino.

Option Grants in Last Fiscal Year

The following table provides the specified information concerning options granted to the Named Executive Officers for the fiscal year ended October 31, 2006:

	Individual Grants
		Percentage
		of Total
	Number of	Options			Potential Realizable Value at
	Securities	Granted to			Assumed Annual Rates of
	Underlying	Employees	Exercise		Stock Price Appreciation for
	Options	in Fiscal	Price Per	Expiration	Option Term(4)
	Granted(1)	2006(2)	Share(3)	Date	5%	10%

Patrick H. Nettles, Ph.D.	3,214	0.6%	$37.45	3/15/2016	$75,696	$191,830
Gary B. Smith	107,142	19.9%	$16.52	11/1/2015	$1,113,135	$2,820,902
Stephen B. Alexander	39,285	7.3%	$16.52	11/1/2015	$408,145	$1,034,320
Michael G. Aquino	28,571	5.3%	$31.43	6/1/2016	$564,739	$1,431,159
Joseph R. Chinnici	35,714	6.6%	$16.52	11/1/2015	$371,045	$940,301
Arthur D. Smith, Ph.D.	46,428	8.6%	$16.52	11/1/2015	$482,356	$1,222,385

(1)	Except for the grant to Dr. Nettles, options reported above vest in equal monthly amounts over a 48-month period. Options reported for Dr. Nettles reflect equity compensation payable for service on the Board of Directors and such options vest in full on the first anniversary of the date of grant.

(2)	Percentage of Total Options Granted to Employees reflects the unusual timing of broad-based stock option grants to non-executive employees in fiscal years 2005, 2006 and 2007. Ciena made broad-based grants of equity to non-executives at the end of fiscal 2005 and, just over a year later, early in fiscal 2007. Because neither of these grants fell in fiscal 2006, the total number of options granted to non-executives in 2006 was substantially lower than normal. See “Compensation Committee Report on Executive Compensation” below for a discussion regarding changes in Ciena’s equity award practices.

(3)	Options were granted at exercise prices equal to the fair market value of Ciena’s common stock based on the closing price on The NASDAQ Stock Market on the date of the grant. Upon exercise, the aggregate exercise price is to be paid to Ciena in cash.

(4)	The dollar amounts set forth under these columns are the result of calculations of assumed annual rates of stock price appreciation of 5% and 10% from the date of grant to the date of expiration of such options. These assumptions are not intended to forecast future appreciation of Ciena’s stock price. Ciena’s stock price may increase or decrease in value over the time period set forth above.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides the specified information concerning option exercises in the last fiscal year and the number and dollar value of unexercised options held as of October 31, 2006 by the Named Executive Officers.

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		in-the-Money Options at
	Acquired	Value	Options at 10/31/2006		10/31/2006(2)
	on Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Patrick H. Nettles, Ph.D.	249,999	$5,944,026	176,112	3,214	—	—
Gary B. Smith	15,625	$243,009	418,917	132,589	$245,121	$765,904
Stephen B. Alexander	6,864	$140,031	177,514	48,139	$128,651	$279,093
Michael G. Aquino	—	—	31,899	36,667	$72,139	$66,570
Joseph R. Chinnici	26,487	$296,914	134,410	45,387	$57,861	$259,637
Arthur D. Smith, Ph.D.	—	—	115,806	53,645	$140,224	$318,021

(1)	Calculated on the basis of the fair market value of the shares acquired on the exercise date, less the aggregate exercise price.

(2)	Calculated based upon the $23.59 closing price per share of Ciena common stock on October 27, 2006, less the aggregate exercise price.

Equity Compensation Plan Information

The Board of Directors has determined that future grants of stock options, restricted stock, or other forms of equity-based compensation will be issued only under the Ciena Corporation 2000 Equity Incentive Plan (the “2000 Plan”). The Board of Directors capped future equity grants under all other current equity incentive plans, excluding Ciena’s 2003 Employee Stock Purchase Plan (“ESPP”). The following table provides information as of October 31, 2006 with respect to the shares of Ciena’s common stock that may be issued under Ciena’s existing equity compensation plans.

	(A)		(B)	(C)
	Number of securities to be			Number of securities remaining
	issued upon exercise of		Weighted average exercise	available for future issuance under
	outstanding options,		price of outstanding	equity compensation plans (excluding
Plan category	warrants and rights		options, warrants and rights	securities reflected in Column(A)

Equity compensation plans approved by security holders(1)	2,990,589	(2)	$51.50	8,528,270	(3)(4)
Equity compensation plans not approved by security holders(5)	4,119,640		$46.35	—	(6)

Total	7,110,229		$48.51	8,528,270

(1)	Consists of the following equity compensation plans:

•	1994 Third Amended and Restated Stock Option Plan;

•	1996 Outside Directors Stock Option Plan;

•	2000 Plan;

•	ESPP; and

•	equity compensation plans assumed by Ciena in connection with its merger with ONI Systems Corp. (“ONI”), including, the ONI 1999 Equity Incentive Plan, the ONI 1998 Equity Incentive Plan and the ONI 1997 Stock Option Plan (“ONI Plans”).

(2)	Does not include 162,329 shares underlying restricted stock units issued and outstanding under the 2000 Plan.

(3)	Consists solely of shares remaining available for future issuance under the 2000 Plan and the ESPP. The 2000 Plan incorporates an evergreen provision pursuant to which, on January 1 of each year, the aggregate number of shares reserved for issuance under the 2000 Plan automatically increases by 5% of the total number of shares of Ciena’s common stock outstanding on December 31 of the preceding year, unless the Compensation Committee determines to reduce the increase in that year. The Compensation Committee did not increase the number of shares available under the 2000 Plan in 2005 or 2006. The ESPP also provides for an evergreen provision, pursuant to which, on December 31 of each year, the number of shares available for issuance annually increases by up to 571,428 shares, provided that the total number of shares available for issuance at any time under the ESPP shall not exceed 3,571,428 shares. On December 31, 2005, the evergreen provision automatically added 306,735 shares to the ESPP. An additional 571,428 shares were added to the ESPP on December 31, 2006 (not reflected in the table at fiscal year end above), increasing the total number of shares available to 3,547,758.

(4)	There are no shares available for future issuance under the ONI Plans. However, any shares subject to outstanding options or other awards under the ONI Plans that are forfeited upon cancellation become available for grant and issuance under the 2000 Plan.

(5)	Consists of the following equity compensation plans:

•	1999 Non-Officer Stock Option Plan; and

•	equity compensation plans assumed by Ciena in connection with mergers or acquisitions, including the Cyras Systems, Inc. 1998 Stock Plan, the Omnia Communications, Inc. 1997 Stock Plan, the Lightera Networks, Inc. 1998 Stock Plan, the WaveSmith Networks, Inc. 2000 Stock Option and Incentive Plan, the Internet Photonics, Inc. 2000 Corporate Stock Option Plan and the Catena Networks, Inc. 1998 Equity Incentive Plan.

(6)	By operation of the determination of the Board of Directors to cap future grants from equity incentive plans other than the 2000 Plan and the ESPP.

Employment Agreements and Change in Control Arrangements

Change in Control Severance Agreements with Executive Officers

In January 2007, Ciena entered into amended and restated change in control severance agreements with all of its executive officers, including the Named Executive Officers listed above, excluding Dr. Nettles whose existing employment arrangement was unchanged and is described below. The agreements were amended to address Ciena’s change in equity compensation practices to include restricted stock units and awards that vest based on performance measures, and to provide for the treatment of such awards under the severance agreements. In addition, these agreements were revised to remove the gross-up payment related to excise tax. In addition, Mr. Smith’s agreement, described separately below, was amended to reduce the minimum severance payable from $3 million to $2 million and to reduce the benefits continuation period to one year.

The agreements provide for the payment of severance benefits in the event that the officer’s employment is terminated by Ciena or any successor entity without “cause,” or, by the officer for “good reason,” within one year following a “change in control” (a “covered termination”). Payment of severance benefits may also apply where the officer is terminated in advance of a change in control and the officer can reasonably demonstrate that his or her termination was in connection with or in anticipation of a change in control. The agreements continue in effect for the duration of each officer’s employment and for up to a period of 14 months following a change in control. Payment of any severance benefits under the agreement is conditioned upon the officer agreeing to be bound by provisions restricting his or her ability to compete with Ciena and solicit Ciena employees or business for a period of 12 months after termination, as well as the delivery of a general release and waiver of claims against Ciena. In the event of a breach of these provisions, all gross severance benefits shall be reimbursed to Ciena by the officer.

The severance payment benefits described below will be paid by Ciena or its successor upon a covered termination.

Continuation of Salary and Bonus Payment.  Ciena will continue to pay the officer his or her base salary and bonus, in accordance with Ciena’s standard bi-weekly employee payroll practices, for one year following termination. The base salary and bonus payable will be determined based on the salary rate and incentive compensation program in effect immediately prior to either, the date of termination or the effective date of the change in control, whichever is higher. Any bonus amounts will be determined by assuming that the officer achieved the target performance goals for such award.

Continuation of Benefits.  The officer and his or her family are eligible to continue to participate in Ciena’s group medical, dental, life and disability plans until the earlier of the first anniversary of termination or the officer’s commencement of employment with another employer. If Ciena cannot continue benefits coverage, Ciena is obligated to pay for or provide equivalent coverage at its expense. Ciena will also pay the officer, on a grossed-up basis at the highest marginal income tax rate for individuals, an amount sufficient to cover any additional taxes incurred due to income realized from continued benefits coverage, to the extent such taxes result from non-employee status. Ciena is also required to maintain effective any indemnification agreements and insurance coverage under director and officer policies until the applicable statute of limitations has ended.

Treatment of equity awards.  Upon a change in control, any unvested performance-based restricted stock units (including awards that provide for performance-based acceleration of vesting) will be converted into restricted stock units with time-based vesting conditions. The vesting of these converted awards will be deemed to have commenced on the grant date, with vesting being deemed to have occurred as to 1/16th of the grant amount at the end of each three-month period following the grant. In addition, upon a covered termination, 50% of the officer’s options and restricted stock units (including converted awards above), to the extent unvested, will vest immediately. This acceleration of vesting is in addition to any acceleration available to employees generally under Ciena’s employee stock option plans. Options must be exercised during the period provided for in the applicable equity award plan, subject to certain extensions to address any transfer restrictions under applicable securities laws.

Applicability of Excise Taxes.  Should any payment of severance benefits by Ciena be subject to excise tax imposed under federal law, or any related interest or penalties, the payments shall be either paid in full or paid in a lesser amount such that no portion of the payments would be subject to the excise tax, whichever results in receipt of a greater amount by the officer.

Applicable definitions.  For purposes of determining whether a covered termination has occurred the following definitions apply.

“Cause” means:

•	the officer’s willful or continued failure substantially to perform the duties of his or her position as determined by the Board;

•	any willful act or omission constituting dishonesty, fraud or other malfeasance;

•	any act or omission constituting immoral conduct or a willful material violation of Ciena’s Code of Business Conduct and Ethics, that is injurious to Ciena’s financial condition or business reputation;

•	a final adjudication of liability of the officer in any SEC or other civil or criminal securities law action; or

•	the officer’s conviction of, or plea of nolo contendere to, a felony.

“Good reason” means:

•	removal from, or failure to be reappointed to, the officer’s principal position immediately prior to the change in control;

•	material diminution in the officer’s position, duties or responsibilities immediately prior to the change in control;

•	reduction in base salary, incentive compensation opportunity or participation in other benefit plans as in effect immediately before the change in control;

•	relocation of principal workplace more than 50 miles; or

•	the failure to obtain the assumption of the change in control severance agreement by any successor to Ciena.

A “change in control” shall be deemed to have taken place upon:

•	the sale or exchange by shareholders of all or substantially all of Ciena’s stock, or a merger, consolidation, sale or exchange transaction, in each case, where the shareholders before such transaction do not retain at least a majority voting interest in the acquiring corporation after such transaction;

•	the sale or transfer of all or substantially all of Ciena’s assets;

•	a liquidation or dissolution of Ciena; or

•	any other event determined to be a change in control by Ciena’s Board of Directors.

Change in Control Severance Agreement with Mr. Smith

Ciena’s agreement with Mr. Smith is substantially upon the same terms as the severance agreements with other executive officers described above; however, upon a covered termination Ciena will make a lump sum payment to Mr. Smith of the greater of $2 million or the sum of his base salary and annual bonus. Base salary and bonus will be determined as set forth for the other executive officers above. Mr. Smith’s agreement also provides that all of his unvested options and restricted stock units, to the extent unvested, will become immediately vested and exercisable upon a covered termination.

Employment and Severance Agreement with Dr. Nettles

In April 1994, Ciena entered into an employment agreement with Dr. Nettles. The employment agreement specifies that Dr. Nettles is an employee at will. In the event that he is terminated without “cause”, he will receive continuation of benefits and payment of his monthly base salary until the earlier of the expiration of six months from such termination, or the commencement of his employment with a person or entity other than Ciena. Under this agreement, “cause” means a felony conviction or an act of gross misconduct, fraud, misappropriation of funds or embezzlement in connection with performance of duties. In addition, Dr. Nettles and Ciena have entered into a severance agreement substantially on the same terms as the amended and restated severance agreements with executive officers described above. Dr. Nettles’ agreement provides for the vesting of his stock options to continue for up to one year following a covered termination. The agreement does not include a provision for the conversion of performance-based equity awards upon a change in control or the acceleration of vesting of restricted stock units upon a covered termination. Under the agreement, Dr. Nettles is eligible to receive a gross-up payment equal to the amount of any excise tax imposed upon his severance benefits.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that Ciena specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The Compensation Committee administers Ciena’s executive compensation program. In this role, it establishes the compensation of Ciena’s Executive Chairman and its Chief Executive Officer and approves the compensation of the other members of Ciena’s executive leadership team upon the recommendation of the Chief Executive Officer. The Committee also administers Ciena’s equity compensation plans and its bonus plan, and exercises general oversight over Ciena’s compensation practices.

Compensation Philosophy

General

As a general matter, the Committee seeks to formulate and administer compensation programs that enable Ciena to attract and retain the highly qualified employees necessary to enable it to compete successfully. The Committee is also conscious of designing compensation packages that provide incentives for employees both to increase long-term shareholder value, generally, and to achieve defined financial and operational objectives in the short- to intermediate-term.

The Committee develops or oversees compensation plans, for both Ciena’s executive leadership team and the majority of its salaried workforce, based on three principal elements: a base salary, cash incentive bonuses that depend on corporate or individual performance, and equity-based long-term incentive compensation.

Base Salary

The Committee establishes salaries for the executive leadership team based on the nature and scope of their responsibilities and their performance in their positions. The Committee believes that it is important that base salaries be set at a level that is competitive with other opportunities that might be available to Ciena’s employees. As a general guideline, the Committee seeks to set base salaries at or above the 50th percentile of salaries for similar positions at comparable companies, taking into account the nature of the position, the responsibilities, skills and experience of the executive, and his or her performance. The Committee may depart from this guideline in particular cases, when it believes that the need to retain the services and the unique skills and experience of a particular executive justifies paying a higher salary. In view of Ciena’s financial performance over the last few years and its need to make prudent use of its cash, the Committee has generally not increased the base salaries of its executive leadership team since 2001, except to recognize promotions or changes in responsibility.

Bonus Program

For the third quarter of fiscal 2006, Ciena reinstituted its bonus program, paying quarterly cash bonuses to eligible employees for the first time since the end of fiscal 2001. The Committee adopted a formal written incentive bonus plan designed to provide a means to reward eligible employees for achieving goals established by the Committee. The goals may be related to Ciena’s financial performance or to the achievement of individual, departmental or team objectives.

All non-exempt employees, including the executive leadership team, are eligible for bonuses under the plan, which establishes target bonuses, expressed as percentages of base salary. The Committee has authority to establish these target percentages. For non-executive employees, they range from 7.5% to 35%, according to the employee’s position and responsibilities; and for executives they range from 50% to 100%. These percentages are based on market data for bonus programs of companies similar to Ciena. The Committee reviewed that data during fiscal 2006 to assure that the bonus program is competitive.

The plan provides a mechanism for paying more or less than the target bonuses if the goals are over- or under-achieved, in order that bonuses are not paid on an “all-or-nothing” basis, which the Committee believes is generally undesirable. In addition to bonuses paid to eligible employees under the plan, the Committee also approved the payment of a special bonus to “non-exempt” hourly-paid employees in December of 2006.

Equity-Based Long-Term Incentive Compensation

The Committee believes that equity-based long-term incentive compensation performs an essential role in attracting and retaining senior executives and providing them long-term incentives to maximize shareholder value. This has been particularly true for Ciena because over the last five years we have generally not increased the base salaries of the executive leadership team and only recently made them eligible again to receive bonuses.

Historically, Ciena has primarily used stock options for its long-term incentive program. Both the Committee and Ciena’s management have devoted considerable efforts over the last two years to reviewing the approach to the use of equity compensation, which, given the constraints on Ciena’s ability to pay bonuses or increase salaries, took on increasing importance.

In recent years there has been a rapid evolution of practices relating to equity-based compensation. We believe those changes to be partly the result of changing perceptions of the advantages and disadvantages of equity-based compensation, including an increased sensitivity to the dilutive effects on existing shareholders. The Committee is of the view that the requirement that companies expense grants of stock options under SFAS 123(R) is also likely to continue to have a significant effect on the use of options as a compensatory vehicle generally. Although there is still considerable uncertainty as to the precise nature of those effects, it seems likely that many companies will reduce their use of stock options and make increased use of restricted stock and similar vehicles. The Committee believes that this will have an effect on the use of equity compensation in the market for executive talent that it should take into account when approving compensation packages for Ciena’s executives.

For these reasons, in fiscal 2006, we began a shift toward using restricted stock in lieu of options. For administrative convenience, the Committee makes these grants in the form of restricted stock units (which give the recipients the right to receive shares as the units vest) rather than make outright grants of stock subject to vesting.

In making equity grants, the Committee now focuses heavily on the value awarded to the executive. As a measure of this value, the Committee uses the value of restricted stock and options (as measured by the Black-Scholes model) at the time of grant. This is consistent with the method Ciena uses to calculate the compensation expense it recognizes under FAS 123(R). While the Committee believes that this approach overstates the true value of both stock options and restricted stock grants that are subject to vesting, it does provide a more-or-less consistent metric that the Committee finds to be a useful tool in determining the appropriate size of equity grants.

The Committee also considers other factors in granting equity to members of the executive leadership team. One of these factors is the executive’s current holdings of unvested equity and the extent to which those holdings provide adequate retention incentives. The Committee also considers the percentage of the outstanding common stock represented by the executive’s equity position as compared to his or her counterparts in peer companies.

Ciena has also historically used stock options as a part of the compensation of its non-executive employees. Ciena has typically made grants to all employees at the time they are hired, in connection with promotions, and to reward exceptional performance. The Committee has also routinely made regular semi-annual grants in amounts based on an employee’s level within the organization and his or her performance.

During fiscal 2005, we reviewed Ciena’s equity compensation program and made several changes in the way we were administering it. At the end of fiscal 2005, following our prior practice, we made substantial grants of stock options to non-executive employees; but we deferred making the usual annual grants to executives until shortly thereafter, which was early in fiscal 2006. During 2006, we determined that, going forward, we would make annual grants to executives and non-executives at the same time; and we made the next annual grants early in fiscal 2007. As a result of the timing of these grants, we made no regular annual grants to non-executive employees during fiscal 2006, although we did make an annual grant to executives in that year.

During fiscal 2006, we again reviewed the equity compensation program, focusing primarily on the use of equity for non-officer employees. We determined to discontinue our practice of granting stock options to almost all employees, and instead to limit grants of equity to those employees for whom we believe equity compensation can provide more meaningful incentives.

More specifically, we determined to discontinue making equity grants to less senior employees. While we will continue making option grants to newly-hired employees at more senior levels at most of our locations in order to remain competitive in hiring, we plan to limit annual grants to those employees who are considered by their supervisors to be “key contributors,” i.e., who are performing well in roles considered to be important to Ciena’s success. This change in policy will enable us to make larger grants to those officers and senior employees on whose continued employment and strong performance Ciena’s future success depends. We expect that it will also reduce somewhat both the dilution and the compensation expense resulting from equity grants.

Perquisites

Ciena’s executive leadership team are eligible for the same health and dental insurance, accidental death insurance, disability insurance, vacation, and other similar benefits as the rest of Ciena’s employees. Ciena provides supplemental, executive long-term disability insurance coverage for Messrs. Nettles, Smith and Chinnici. In addition, the executive leadership team are afforded annual physicals, tax preparation and financial planning services, and life insurance up to two times annual salary and bonus, subject to a $500,000 cap. Supplemental life insurance procured on behalf of Mr. Smith provides an additional $235,000 of coverage in excess of this limitation.

Employment Contracts and Deferred Compensation Plans

With the exception of agreements providing certain severance benefits if an executive’s employment is terminated following a change of control, Ciena does not have employment contracts with any of its executive officers, all of whom serve as “employees at will.” Ciena does not maintain deferred compensation plans for its executives.

Performance Goals

The Committee believes that a significant portion of the compensation of the executive leadership team should be tied to performance. The Committee uses two types of goals in setting performance-based compensation, goals based on the financial performance of Ciena as a whole and goals based on the accomplishment of narrower objectives related to particular functions or activities for which the executive is responsible. Which type of goal is used for a given individual depends on the nature of his or her function and what behaviors the Committee wishes to reward. Because it believes that overall corporate performance is the ultimate objective, and fostering teamwork is important, the Committee generally uses company-wide goals for at least a part of the performance-based compensation of all of the executives.

Process

General

In establishing the compensation of the Executive Chairman and the Chief Executive Officer, and reviewing the proposed compensation for the other executive officers, the Committee considers, for each officer, the value of his or her role to Ciena, the contribution he or she makes to Ciena in that role and the quality of his or her individual performance. The Committee also reviews market survey data for executive officers in a selection of companies in the same or related industries that are sufficiently like Ciena that their compensation practices should serve as a benchmark for what constitutes competitive compensation. The Committee believes that these market data are important indicators of the levels of compensation that Ciena must provide to its employees to remain competitive in the market for executive talent and thus to retain its key executives.

External Advisor

The Committee has retained Compensia, a compensation consultant, to assist it with its work. Among other services Compensia:

•	Assists with the establishment of a peer group of companies;

•	Provides information on compensation paid by those companies to their officers;

•	Provides survey data to supplement publicly available information on compensation paid by peer group companies;

•	Advises on alternative structures and forms of compensation;

•	Advises the Committee on appropriate levels of compensation for the Chief Executive Officer and the Executive Chairman;

•	Advises the CEO on appropriate levels of compensation for other members of the executive leadership team; and

•	Prepares “tally sheets” showing the amounts of all of the elements of compensation proposed for each of the executive officers and the current and projected value both of proposed grants and of vested and unvested outstanding grants.

Peer Group

With the assistance of its consultant, the Committee has identified the following companies that it considers to be similar to, and competitive with, Ciena in the market for executive talent because they are in the same or related businesses; are publicly-held; and are in the same size range based on revenues, market capitalization, and employee headcount:

• ADC Telecommunications	• Juniper Networks
• ADTRAN	• McDATA
• Brocade Communications Systems	• Redback Networks
• Extreme Networks	• Sonus Networks
• Foundry Networks	• TEKELEC
• Harmonic	• Tellabs
• JDS Uniphase

Chief Executive Officer and Executive Chairman

The Chair of the Committee works with Compensia, in conjunction with the Committee, to develop proposed compensation packages for the Chief Executive Officer and the Executive Chairman. Meeting in executive session, the Committee reviews and discusses those packages in light of its assessment of the performance of the two officers, making any modifications that it considers desirable.

Other Members of the Executive Leadership Team

The Chief Executive Officer works with Compensia to develop proposed compensation packages for the other members of the executive leadership team. He presents his recommendations to the Compensation Committee, which then discusses them, often in consultation with Compensia, makes any modifications it considers desirable, and approves the final results.

New Hires and Promotions

In the event it becomes necessary to fill a vacancy in the executive leadership team by hiring a new employee or promoting an existing one, the Chief Executive Officer consults with the Chair, and often the other members of the Committee, with respect to the proposed compensation for the position. The Committee is asked to ratify the salary and bonus package of the new officer at its next regular meeting, at which it also approves any equity grants for the new officer.

Significant Recent Compensation Decisions

General

Since the precipitous downturn in the networking equipment industry in 2001-2002, Ciena’s executive leadership team has, in the Committee’s view, done an excellent job in conceiving and implementing a strategic plan to restore Ciena to financial health. Fiscal 2006 saw a milestone in that progress as Ciena was profitable for the first time since 2000. The Committee believes that the retention of its key executives is important to Ciena’s continued success and is a particularly significant concern in its compensation program.

The Committee is concerned that the current environment poses a threat to the retention of key employees. The industry as a whole has also begun to return to more normal conditions and Ciena’s results of operations have improved considerably in recent years. The Committee believes that Ciena’s executives, having managed a successful turnaround, are particularly attractive to other employers that are searching for executive talent, including established companies in the industry, the increasing number of early stage companies, and to companies backed by private equity investors. The Committee is aware of several attempts to recruit members of the executive leadership team to join other companies. Under these circumstances, in formulating compensation for fiscal 2007, the Committee has paid particular attention to developing compensation packages that provide strong retention incentives for the executive leadership team.

Salaries

The Committee determined at its regular meeting in October 2006 that it would again make no changes to the salaries of the executive leadership team with the exception of two executives who had been asked to take on increased responsibilities. It approved an increase in salary for Mr. Alexander from $325,000 to $375,000, and increased the target bonus percentages for Mr. Alexander and Dr. Smith from 50% to 75% of their base salaries.

Bonus Program

At the Committee’s May 2006 meeting, it determined to reinstitute the corporate bonus program and approved the adoption of the formal Ciena Corporation Incentive Bonus Plan. It made no changes in the target bonus percentages for the executive leadership team, keeping them at the same levels in place in 2002 when the bonus program was suspended. In order to limit the expense and cash drain from the bonus for the third quarter of fiscal 2006, the Committee reduced the bonus payout to 50% of the target percentages if the bonus goal was achieved, but provided that the bonus payout could be as high as 100% of the target percentages if Ciena overachieved the goal. The Committee based the goal on Ciena’s results of operations for the quarter. Ciena did overachieve the goal and paid bonuses at the 100% level.

For the fourth quarter of fiscal 2006, the Committee authorized payment at 100% of the target percentages upon achievement of the goal, with the possibility of payment of up to 150% of the target percentages on overachievement of the goal. The goal was surpassed, and Ciena paid bonuses at the 150% level. The Committee approved a similar bonus goal for the first quarter of fiscal 2007, and expects to continue to authorize bonuses on a quarterly basis during the remainder of the fiscal year.

Long-Term Incentive Program

During fiscal 2005, the Committee conducted a comprehensive review of Ciena’s equity-based compensation strategy and practices, both as they relate to long-term incentive compensation for the executive leadership team, and to option grants for the rest of Ciena’s employees. The review had three goals:

•	to reexamine and revise Ciena’s overall strategy for using equity in compensating employees and executives in view of changes in the needs of the company and in the external environment;

•	to develop an approach to equity grants for the executive leadership team in view of the revised strategy; and

•	to arrive at specific grants for the executive team for fiscal 2006.

As a result of our review during fiscal 2005, we developed several principles to guide our actions in making grants of equity to the executive leadership team at the beginning of 2006. We believe that those principles still apply. They include the following:

•	Because we paid no bonuses between the end of 2001 and the second half of 2006, and we approved only isolated increases in salary, substantial equity grants are, and may continue to be, appropriate to assure the retention of key executives and provide appropriate incentives.

•	A portion of the equity grants should provide for performance-based vesting to provide additional incentives to achieve Ciena’s key financial goals.

•	The gross “burn rate” for all grants under the 2000 Plan should remain at or below the burn rate of comparable companies and generally should not exceed 3%. (In determining the burn rate, the Committee multiplies the number of shares of restricted stock by 1.5 in recognition that they are more valuable than shares underlying options.)

We continue to believe that Ciena’s future will depend in substantial part on the efforts of the executive leadership team. The principal goals of the compensation program for these individuals are to retain their services and to provide them incentives to continue to work to make Ciena successful and thereby create shareholder value. The former goal has assumed even greater significance because the improvements in the business climate in our sector and Ciena’s relative success in effecting its turnaround have increased the possibility that other companies will try to recruit our key executives.

In making equity awards for fiscal 2007 we began by establishing the value that we believed needed to be delivered to members of the executive leadership team in the form of equity compensation in order to accomplish the twin goals of retaining their services and providing them incentives to achieve Ciena’s goals. In determining how much value should be delivered to each executive, the Chief Executive Officer and the Committee considered the other elements of compensation for the executive, primarily salary and bonus. For each of the other executives, the Chief Executive Officer reviewed the role he plays at Ciena, the importance of that role to Ciena’s success, and the quality of the executive’s performance in the role. The Committee made its own similar evaluation for the Chief Executive Officer and the Executive Chairman. The Chief Executive Officer and the Committee also considered the existing holdings of stock, options, and restricted stock, both vested and unvested, for each executive. Finally, the Committee examined the percentage of the outstanding shares of Ciena represented by each of the executive’s equity holdings, as we believe that it is important both to retention and alignment with shareholder interest that senior executives hold a meaningful interest in the company’s equity base.

The Committee compared the compensation and equity holdings of Ciena’s executives with the compensation and equity holdings of their counterparts in the peer group of companies described above. It determined that, with the restoration of the bonus program, the total cash compensation of Ciena’s executives is now competitive with that of executives in the peer group. On the other hand, the holdings of Ciena’s executives as a percentage of its outstanding stock are, on the whole, substantially lower than for the peer companies. The Committee was also cognizant that Ciena provides its executives relatively modest benefits and perquisites by contrast to many other companies.

On the basis of this analysis, and in consultation with the Chief Executive Officer and its consultant, the Committee determined that, in order to provide sufficient assurance of retaining the key executives, it was necessary, as a general matter, to make equity awards having a value delivered at the high end of the range of awards made by the peer group as measured by the total value delivered to each executive. Based on all of the considerations above, the Committee approved the grants described elsewhere in this proxy statement. The size of the awards to particular executives in relation to their peer group counterparts varies considerably due to differences in the individual situations of the executives, the particular nature of the functions they perform at Ciena, their perceived importance to Ciena’s future, and the risk that they would leave the Company if not appropriately rewarded and incentivized.

In determining the structure of the grants to each executive, the Committee considered two basic forms of equity-based compensation: stock options and restricted stock. For a given value to be delivered to the executives, the Committee decided, on the advice of its consultant, that it should treat one share of restricted stock as roughly equivalent to an option for two shares. (According to the Black-Scholes formula, a share of restricted stock has a value equivalent to approximately 1.7 option shares. The Committee used the 2:1 ratio because it believes it more accurately represents the risks related to the two instruments.) The Committee then compared the outcomes for the executives of holding various combinations of options and restricted stock over a five-year period, under varying assumptions about increases in Ciena’s stock price. On the basis of that comparison, the Committee concluded that, in general, a mix of options and restricted stock would be appropriate, as it combines the relative certainty offered by restricted stock and the leverage offered by stock options. The mix of the two varied from individual to individual, depending on his role in Ciena and his personal circumstances.

Although options and restricted stock, by their nature, serve to align the interests of the holders with that of shareholders, the Committee seeks to amplify their incentive value by tying the vesting of at least a portion of equity grants to executives to the achievement of performance goals. Accordingly, a portion of the grants for fiscal 2007 were in the form of “performance shares,” the vesting of which depends on achieving corporate financial goals set by the Committee on the basis of Ciena’s operating plan, and thus designed to incentivize the holders to achieve that plan. The remaining performance-based grants were in the form of “performance-accelerated” restricted shares. These instruments vest after four years, and thus provide a retention incentive. However, they are structured so that one-third vests at the end of each of the first three years upon the achievement of annual corporate performance goals set by the Committee on the basis of Ciena’s annual operating plan. The Committee also made some grants in the form of stock options that vest over four years, which the Committee believes will provide an incentive for the executive officers to work to increase Ciena’s share price. The Committee believes that this structure combines strong incentives for both performance and retention.

Executive Chairman Compensation

The Committee made no change in Dr. Nettles’ base salary for fiscal 2006 and made a grant to him of restricted stock units and stock options equal to the annual grants to the non-executive directors serving on the Board. The Committee considers his compensation to be appropriate and not excessive for the services he is performing for Ciena.

Chief Executive Officer Compensation

The Committee decided to make no change in Mr. Smith’s annual base salary, but to maintain it at the reduced level of $500,000 per year established for fiscal 2005. Using the process described above for the other members of the executive leadership team, and with the advice of its consultant, the Committee decided to grant Mr. Smith a combination of a stock option for 75,000 shares, performance-accelerated restricted stock units for 60,000 shares and performance share units for 20,000 shares, all on terms similar to those granted to the other members of the executive team. The Committee considers this compensation to be appropriate and not excessive for the services he is performing for Ciena.

Submitted by the members of the Compensation Committee:

Judith O’Brien (Chairperson)
Harvey B. Cash
Gerald Taylor

Compensation Committee Interlocks and Insider Participation

Messrs. Cash and Taylor and Ms. O’Brien, who comprised the Compensation Committee in fiscal 2006, were not at any time during fiscal 2006, or at any other time, officers or employees of Ciena. During fiscal 2006, no member of the Compensation Committee was an executive officer of another entity on whose compensation committee or board of directors an executive officer of Ciena served.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934,, except to the extent that Ciena specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The Audit Committee met with management periodically during fiscal 2006 to consider the adequacy of Ciena’s internal controls, and discussed these matters with Ciena’s independent registered public accounting firm, PricewaterhouseCoopers LLP, and with appropriate Ciena financial personnel. The Committee also discussed with senior management and PricewaterhouseCoopers LLP Ciena’s disclosure controls and procedures and the certifications by Ciena’s Chief Executive Officer and Chief Financial Officer, which are required by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002 for certain filings with the Securities and Exchange Commission. The Committee has established a procedure for receiving and addressing anonymous complaints regarding financial or accounting irregularities. It has also considered and overseen the implementation of accounting policies and their communication to financial and management personnel.

The Audit Committee has reviewed and discussed Ciena’s audited financial statements for fiscal 2006 with management and with PricewaterhouseCoopers LLP. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, which relates to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with PricewaterhouseCoopers LLP its independence. Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal 2006 be included in Ciena’s Annual Report on Form 10-K for fiscal 2006 for filing with the Securities and Exchange Commission.

Submitted by the members of the Audit Committee:

Lawton W. Fitt (Chairperson)
Stephen P. Bradley, Ph.D.
Bruce L. Claflin
Michael J. Rowny

STOCK PERFORMANCE GRAPH

The following graph shows a comparison of cumulative total returns for an investment in the common stock of Ciena, the NASDAQ Telecommunications Index and the S&P 500 Index from October 31, 2001 to October 31, 2006. The NASDAQ Telecommunications Index contains securities of NASDAQ-listed companies classified according to the Industry Classification Benchmark as Telecommunications and Telecommunications Equipment. They include providers of fixed-line and mobile telephone services, and makers and distributors of high-technology communication products. This graph is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and the graph shall not be deemed to be incorporated by reference into any prior or subsequent filing by Ciena under the Securities Act of 1933 or the Exchange Act.

Assumes $100 invested in Ciena Corporation, the NASDAQ Telecommunications Index and the S&P 500 Index on October 31, 2001 with all dividends reinvested at month-end.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some proposals by shareholders may be eligible for inclusion in Ciena’s proxy statement for the 2008 Annual Meeting. Shareholder proposals must be submitted, along with proof of ownership of Ciena common stock in accordance with Rule 14a-8(b)(2), to Ciena Corporation, 1201 Winterson Road, Linthicum, Maryland 21090, Attention: Corporate Secretary. These submissions must comply with the rules of the SEC for inclusion in Ciena’s Proxy Statement and must be received no later than September 29, 2007. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement. We strongly encourage any shareholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws.

SEC rules establish a different deadline for submission of shareholder proposals that are not intended to be included in Ciena’s proxy statement with respect to discretionary voting. Proxies may grant discretionary authority to vote on a matter that a shareholder has not delivered written notice of to Ciena’s Corporate Secretary at least 45 days prior to the anniversary of the date on which Ciena first mailed its proxy materials for its immediately preceding annual meeting of shareholders. The deadline for matters sought to be presented at the 2008 Annual Meeting is December 13, 2007. If a shareholder gives notice of such a proposal after that deadline, proxies for Ciena’s 2008 Annual Meeting may grant discretionary voting authority to the proxy holders to vote against the shareholder proposal when and if the proposal is raised at Ciena’s 2008 Annual Meeting. To make a submission, shareholders should provide written notice to Ciena Corporation, 1201 Winterson Road, Linthicum, Maryland 21090, Attention: Corporate Secretary.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires Ciena’s directors and officers, and persons who own more than 10% of Ciena’s common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and The NASDAQ Stock Market. Such persons are required by Securities and Exchange Commission regulations to furnish Ciena with copies of all Section 16(a) forms that they file.

Based solely on Ciena’s review of the copies of such forms furnished to Ciena and written representations from our executive officers and directors, we believe that Mr. Aquino filed one late Form 4 reporting two equity grants and that all other Section 16(a) filing requirements of our directors and executive officers were met.

ANNUAL REPORT ON FORM 10-K

A copy of Ciena’s Annual Report to Shareholders for the fiscal year ended October 31, 2006 has been mailed concurrently with this Proxy Statement to all shareholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material.

Ciena filed its Annual Report on Form 10-K with the Securities and Exchange Commission on January 10, 2007. Ciena will mail without charge, upon written request, a copy of its Annual Report on Form 10-K for the fiscal year ended October 31, 2006, excluding exhibits. Please send a written request to Investor Relations, Ciena Corporation, 1201 Winterson Road, Linthicum, Maryland 21090, or complete the request form on the investor relations page of Ciena’s website at www.ciena.com.

OTHER MATTERS

Management knows of no matters to be presented for action at the Annual Meeting other than those mentioned in this Proxy Statement. However, if any other matters properly come before the Annual Meeting, it is intended that the persons named as proxies will vote on such other matters in accordance with their judgment of the best interests of Ciena.

HOUSEHOLDING OF PROXY STATEMENT AND ANNUAL REPORT TO SHAREHOLDERS

Shareholders residing in the same household who hold their stock through a bank or broker may receive only one Annual Report to Shareholders and Proxy Statement in accordance with a notice sent earlier by their bank or broker. This practice of sending only one copy of proxy materials is called “householding.” This saves Ciena money in printing and distribution costs. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the shareholders within the household.

If you hold your shares in “street name” and reside in a household that received only one copy of the Annual Meeting materials, you can request to receive a separate copy in the future by following the instructions provided on the voting instruction card sent by your bank or broker. If your household is receiving multiple copies of the annual report and proxy statement, you may request that only a single set of materials be sent by checking the appropriate box on the voting instruction card sent by your bank or broker. Alternatively, you may send written instructions to ADP, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Your instructions must include the name of your bank or broker and your brokerage account number.

Shareholders of record will receive one Proxy Statement and Annual Report for each account. Copies of our Annual Report to Shareholders and Proxy Statement are available by contacting Ciena’s Investor Relations at (888) 243-6223, or write us at Ciena Corporation, 1201 Winterson Road, Linthicum, MD 21090, Attention: Investor Relations.

DIRECTIONS TO THE ANNUAL MEETING

From Washington, DC via Interstate 95 North

Follow I-95 North to Exit 53 (395 Downtown). At the third light turn right onto Pratt Street. Proceed on Pratt Street through eight lights, take a right on President Street and proceed three lights, getting into the right hand lane after the second light (Eastern Avenue). Go straight at the third light towards the Katyn Memorial. Enter the traffic circle and follow to the first right onto Aliceanna Street. The hotel entrance is approximately 100 yards on the right.

From New York and Philadelphia via Interstate 95 South

Follow I-95 South through the Fort McHenry Tunnel to Exit 53 (395 Downtown). At the third light turn right onto Pratt Street. Proceed on Pratt Street through eight lights, take a right on President Street and proceed three lights, getting into the right hand lane after the second light (Eastern Avenue). Go straight at the third light towards the Katyn Memorial. Enter the traffic circle and follow to the first right onto Aliceanna Street. The hotel entrance is approximately 100 yards on the right.

From Interstate 83 South

Follow I-83 South until it turns into President Street at Fayette Street. Follow President Street for five lights, getting into the right hand lane after the fourth light (Eastern Avenue). Go straight at the fifth light towards the Katyn Memorial. Enter the traffic circle and follow to the first right onto Aliceanna Street. The hotel entrance is approximately 100 yards on the right.

MISCELLANEOUS

Ciena will bear the cost of soliciting proxies. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of Ciena common stock, and normal handling charges may be paid for such forwarding service. Officers and other Ciena management employees, who will receive no additional compensation for their services, may solicit proxies by mail, e-mail, personal interview or telephone.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on March 14, 2007.

Vote by Internet • Log on to the Internet and go to www.computershare.com/expressvote • Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas	☒
▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proposals — The Board of Directors recommends a vote FOR Proposal 1, Proposal 2 and Proposal 3 below.
1.	Election of three Class I directors.
+

	For	Withhold		For	Withhold		For	Withhold

01 – Lawton W. Fitt	☐	☐	02 – Patrick H. Nettles, Ph.D.	☐	☐	03 – Michael J. Rowny	☐	☐

		For	Against	Abstain

2.	Ratification of the election by the Board of Directors of Bruce L. Claflin as a Class III director in accordance with Ciena’s Principles of Corporate Governance.	☐	☐	☐

		For	Against	Abstain

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as Ciena’s independent registered public accounting firm for the current fiscal year.	☐	☐	☐

Non-Voting Items
Change of Address — Please print your new address below.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Ciena Corporation

1201 Winterson Road
Linthicum, Maryland 21090
Proxy for Annual Meeting of Shareholders to be held March 14, 2007
This Proxy is solicited on behalf of the Board of Directors
The undersigned hereby revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement, and appoints Gary B. Smith, Joseph R. Chinnici and Russell B. Stevenson, Jr., or any of them, the proxies of the undersigned, with full power of substitution, to vote all shares of common stock of Ciena Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Ciena Corporation to be held on Wednesday, March 14, 2007 at 3:00 p.m., or any adjournment thereof.